GUESS?, INC.	NEWS RELEASE

GUESS?, INC. REPORTS Q2 EPS GROWTH OF 14% TO A RECORD OF $0.64

Q2 Revenues Reached a Record of $522 Million, Compared to $515 Million Last Year

Provides Q3 EPS Guidance in the Range of $0.46 to $0.49

Increases Quarterly Dividend 25% to 12.5 Cents per Share

Second Quarter Fiscal 2010 Highlights

-	Global revenues increased 1% in US dollars and 9% in constant dollars.

-	Operating income increased 7% to $91 million.

-	Operating margin expanded to 17.4% vs. 16.5% last year.

LOS ANGELES, August 26, 2009 – Guess?, Inc. (NYSE: GES) today reported financial results for the second quarter of its 2010 fiscal year, which ended August 1, 2009.

Second Quarter Fiscal 2010 Results

For the second quarter of fiscal 2010, the Company reported record net earnings of $59.6 million, a 10.6% increase compared to net earnings of $53.8 million for the second quarter of fiscal 2009.  Diluted earnings per share increased 14.3%, reaching $0.64, compared to $0.56 for the prior-year quarter.

Paul Marciano, Chief Executive Officer, commented, “We are extremely pleased with our second quarter financial performance.  We increased both revenues and earnings over last year’s results to record levels, which represents a significant achievement in today’s challenging environment.  The actions that we took to protect our margins and preserve our strong capital structure are clearly paying off.  In the period, we delivered strong product margins, achieved significant SG&A leverage and generated solid operating cash flow, further strengthening our capital structure.  Europe’s performance was key to our results, posting revenue growth of 21% and increasing operating earnings by 30% in the period.  Overall, these results truly underscore the strength and versatility of our brand and demonstrate our team’s ability to adapt and deliver solid results, even in challenging conditions.”

Mr. Marciano continued, “It is difficult to predict when the global economy will ultimately recover.  We will focus on what we can control, running our business carefully and remaining flexible to take advantage of opportunities.  We are operating with an eye toward the future, developing the necessary infrastructure and capabilities today that will fuel our growth in the future.  Our commitment to expand internationally remains a top priority, with Europe and Asia still representing the most significant opportunities.  We are excited about our future and believe that our solid capital structure, our diversified business model and the strength of the Guess? brand will all serve us well as we expand our business around the world.”

Total net revenue for the second quarter of fiscal 2010 increased 1.4% to $522.4 million from $515.2 million in the prior-year quarter.  In constant dollars, total net revenue increased 8.6%.  The Company’s retail stores in North America generated revenue of $227.5 million in the second quarter of fiscal 2010, a 6.1% decrease from $242.4 million in the same period a year ago.  Comparable store sales decreased 10.2% in local currency and 12.5% in US dollars for the second quarter of fiscal 2010, compared to the same period a year ago.  The Company operated 431 retail stores in the United States and Canada at the end of the second quarter of fiscal 2010 versus 407 stores a year earlier.

Net revenue from the Company’s wholesale segment, which includes the Company’s Asian operations, decreased 13.3% to $62.7 million in the second quarter of fiscal 2010, from $72.4 million in the prior-year period.

Net revenue from the Company’s European segment increased 20.6% to $210.2 million in the second quarter of fiscal 2010, compared to $174.2 million in the prior-year period.  In constant dollars, net revenue increased 35.1%.

Licensing segment net revenue decreased 15.9% to $22.1 million in the second quarter of fiscal 2010, from $26.2 million in the prior-year period.

Operating earnings for the second quarter of fiscal 2010 increased 7.2% to $91.1 million (including an $8.5 million negative currency translation impact) from $85.0 million in the prior-year period.  Operating margin in the second quarter increased 90 basis points to 17.4%, compared to the prior-year’s quarter.  This margin expansion was due to higher North American and Asian product margins and SG&A leverage resulting from strong expense management.  These were partially offset by lower European product margins, mainly due to the stronger US dollar, and occupancy deleverage due to the negative comparable store sales. The current quarter’s results included an asset impairment charge of $0.4 million, compared to $1.7 million in the prior-year quarter.

The Company’s effective tax rate declined to 33.0% for the second quarter of fiscal 2010, from 36.0% for the second quarter of the prior year.

Six-Month Period Results

For the six months ended August 1, 2009, the Company reported net earnings of $92.1 million, a decrease of 9.4% compared to net earnings of $101.6 million for the six months ended August 2, 2008.  Diluted earnings per share decreased 7.5% to $0.99 per share in the first six months of the 2010 fiscal year versus $1.07 per share in the comparable six-month period last year.

Total net revenue for the first six months of fiscal 2010 decreased 4.1% to $963.6 million from $1,004.4 million in the prior-year period.  In constant dollars, total net revenue increased 4.1%.  The Company’s retail stores in North America generated revenue of $435.0 million in the first six months of fiscal 2010, a 4.2% decrease from $454.3 million in the same period a year ago.  Comparable store sales decreased 8.3% in local currency and 11.4% in US dollars for the six months ended August 1, 2009, compared to the six months ended August 2, 2008.  Net revenue from the Company’s wholesale segment, which includes the Company’s Asian operations, decreased 12.8% to $128.6 million in the first six months of fiscal 2010, from $147.5 million in the prior-year period.  Net revenue from the Company’s European segment increased 0.8% to $355.9 million in the first six months of fiscal 2010, compared to $352.9 million in the prior-year period.  Licensing segment net revenue decreased 11.2% to $44.1 million in the first six months of fiscal 2009, from $49.7 million in the prior-year period.

Operating earnings for the first six months of fiscal 2010 decreased 13.5% to $139.1 million (including a $15.0 million unfavorable currency translation impact) from $160.9 million in the prior-year period.  Operating margin in the first six months of fiscal 2010 decreased 160 basis points to 14.4%, compared to the prior-year period.  This operating margin decline was the result of lower European product margins, primarily due to the stronger US dollar and occupancy deleverage due to the negative comparable store sales.  These were partially offset by SG&A leverage resulting from strong expense management.

Outlook

The Company’s expectations for the third quarter of fiscal 2010 ending October 31, 2009, are as follows:

-	Consolidated net revenues are expected to range from $465 million to $485 million.
-	Operating margin is expected to be around 14%.
-	Diluted earnings per share are expected to be in the range of $0.46 to $0.49.

The Company’s expectations include the unfavorable impact of a shift of European sales from the third quarter into the second quarter.  The favorable impact of the shift on second quarter earnings per share was $0.09.  The Company had previously expected the earnings per share impact of this shift would be between $0.03 and $0.04.

The continued volatility in the global economy presents a substantial challenge to forecasting future consumer behavior and future financial results.  Due to its limited visibility, the Company is not providing specific revenue, operating margin or diluted earnings per share guidance for the full fiscal year 2010.

Dividend

The Company also announced today that its Board of Directors has approved an increase of its quarterly cash dividend to 12.5 cents per share on the Company’s common stock, a 25% increase over its most recent quarterly dividend.  The dividend will be payable on September 25, 2009 to shareholders of record at the close of business on September 9, 2009.

The Company will hold a conference call at 4:30 pm (ET) on August 26, 2009 to discuss the news announced in this press release.  A live webcast of the conference call will be accessible at www.guessinc.com via the “Investor’s Info” link.  The webcast will be archived on the website for 30 days.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products.  As of August 1, 2009, the Company operated 431 retail stores in the United States and Canada and 723 retail stores outside of North America, of which 106 were directly owned.  The Company also distributes its products through better department and specialty stores around the world.  For more information about the Company, please visit www.guessinc.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company’s future prospects and guidance for the third quarter of fiscal 2010 are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.  Factors which may cause actual results in future periods to differ materially from current expectations include, among other things, domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; our ability to, among other things, anticipate consumer preferences, effectively operate our various retail concepts, effectively manage inventories and successfully execute our strategies, including our supply chain and international growth strategies; and risks associated with changes in economic, political, social and other conditions affecting our foreign operations, including currency fluctuations.  In addition to these factors, the economic, litigation-related and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

Contact:	Guess?, Inc.
Investor Relations
(213) 765-5578

Source: Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Six Months Ended
	August 1,		August 2,		August 1,		August 2,
	2009		2008		2009		2008
	$	%	$	%	$	%	$	%

Net revenue
Product sales	$500,364	95.8%	$488,956	94.9%	$919,491	95.4%	$954,691	95.1%
Net royalties	22,059	4.2%	26,216	5.1%	44,133	4.6%	49,701	4.9%
	522,423	100.0%	515,172	100.0%	963,624	100.0%	1,004,392	100.0%

Cost of product sales	290,646	55.6%	283,017	54.9%	554,344	57.5%	550,998	54.9%

Gross profit	231,777	44.4%	232,155	45.1%	409,280	42.5%	453,394	45.1%

Selling, general and administrative expenses	140,663	27.0%	147,145	28.6%	270,132	28.1%	292,459	29.1%

Earnings from operations	91,114	17.4%	85,010	16.5%	139,148	14.4%	160,935	16.0%

Other income (expense):
Interest expense	(339)	(0.1)%	(799)	(0.2)%	(945)	(0.1)%	(1,824)	(0.2)%
Interest income	447	0.1%	1,553	0.3%	1,184	0.2%	3,086	0.3%
Other, net	(1,339)	(0.2)%	(724)	(0.1)%	(73)	(0.0)%	(1,632)	(0.1)%

Earnings before income taxes	89,883	17.2%	85,040	16.5%	139,314	14.5%	160,565	16.0%

Income taxes	29,662	5.7%	30,616	6.0%	45,974	4.8%	57,805	5.8%

Net earnings	60,221	11.5%	54,424	10.5%	93,340	9.7%	102,760	10.2%

Net earnings attributable to noncontrolling interests in subsidiaries	661	0.1%	592	0.1%	1,238	0.1%	1,127	0.1%

Net earnings attributable to Guess?, Inc.	$59,560	11.4%	$53,832	10.4%	$92,102	9.6%	$101,633	10.1%

Earnings per common share attributable to common stockholders:

Basic (1)	$0.65		$0.57		$1.00		$1.07

Diluted (1)	$0.64		$0.56		$0.99		$1.07

Weighted average common shares outstanding attributable to common stockholders:

Basic	90,724		93,008		90,678		92,979

Diluted (1)	91,381		93,763		91,253		93,784

(1) The Company adopted a new accounting pronouncement in the first quarter of fiscal 2010 that requires the Company to exclude certain earnings and shares related to participating securities from the computation of earnings per common share. The net earnings attributable to participating securities were approximately $840 and $982 in the second quarter of fiscal 2010 and fiscal 2009, respectively, and the amount of participating shares for the same periods were 109 and 130, respectively. The effect of the new accounting pronouncement on diluted earnings per common share is to reduce both the current quarter and the prior year quarter by approximately $0.01 per share, reduce the current year-to-date period by approximately $0.02 per share and reduce the prior year-to-date period by approximately $0.01 per share. The prior year's earnings per share has been adjusted to reflect the change.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Six Months Ended
	August 1,	August 2,	%	August 1,	August 2,	%
	2009	2008	chg	2009	2008	chg

Net revenue:
Retail operations	$227,460	$242,360	-6%	$435,020	$454,297	-4%
Wholesale operations	62,745	72,363	-13%	128,614	147,497	-13%
European operations	210,159	174,233	21%	355,857	352,897	1%
Licensing operations	22,059	26,216	-16%	44,133	49,701	-11%
	$522,423	$515,172	1%	$963,624	$1,004,392	-4%

Earnings (loss) from operations:
Retail operations	$30,208	$30,136	0%	$48,215	$52,980	-9%
Wholesale operations	9,892	10,791	-8%	17,314	23,345	-26%
European operations	52,293	40,126	30%	75,432	80,087	-6%
Licensing operations	18,672	22,530	-17%	37,687	42,777	-12%
Corporate overhead	(19,951)	(18,573)	7%	(39,500)	(38,254)	3%
	$91,114	$85,010	7%	$139,148	$160,935	-14%

Operating margins:
Retail operations	13.3%	12.4%		11.1%	11.7%
Wholesale operations	15.8%	14.9%		13.5%	15.8%
European operations	24.9%	23.0%		21.2%	22.7%
Licensing operations	84.6%	85.9%		85.4%	86.1%
Total Company	17.4%	16.5%		14.4%	16.0%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	August 1,	January 31,	August 2,
	2009	2009	2008

ASSETS

Cash and cash equivalents	$329,707	$294,118	$294,481

Receivables, net	297,031	262,349	292,401

Inventories	258,612	239,675	258,888

Other current assets	82,528	98,047	59,293

Property and equipment, net	249,147	221,416	252,464

Other assets	145,781	130,961	159,763

Total Assets	$1,362,806	$1,246,566	$1,317,290

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of borrowings and capital lease obligations	$2,968	$24,018	$40,703

Other current liabilities	329,157	311,866	390,433

Borrowing and capital lease obligations	15,394	14,586	18,173

Other long-term liabilities	118,557	110,592	124,227

Redeemable and nonredeemable noncontrolling interests	17,426	12,503	9,600

Guess?, Inc. stockholders' equity	879,304	773,001	734,154

Total Liabilities and Stockholders' Equity	$1,362,806	$1,246,566	$1,317,290

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Six Months Ended
	August 1,	August 2,
	2009	2008

Net cash provided by operating activities	$120,630	$116,181

Net cash used in investing activities	(43,331)	(60,070)

Net cash used in financing activities	(46,408)	(38,763)

Effect of exchange rates on cash	4,698	1,538

Net increase in cash and cash equivalents	35,589	18,886

Cash and cash equivalents at the beginning of the year	294,118	275,595

Cash and cash equivalents at the end of the period	$329,707	$294,481

Supplemental information:

Depreciation and amortization	$30,535	$29,378

Rent	84,506	76,703

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count
As of August 1, 2009

	Total	Directly Operated
Region	Stores	Stores
United States and Canada	431	431

Europe and Middle East	348	68

Asia	323	26

Other	52	12

	1,154	537

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Six Months Ended
	August 1,	August 2,
	2009	2008

Number of stores at the beginning of the year	425	373

Store openings	11	35

Store closures	(5)	(1)

Number of stores at the end of the period	431	407

Total store square footage at the end of the period	1,980,000	1,883,000